Exhibit 99.1

Investor Contact:	Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Shelley Weibel/Crocs, Inc.
(303) 848-7000
sweibel@crocs.com

Crocs, Inc. Announces Departure of Russell C. Hammer

NIWOT, COLORADO — December 22, 2010 — Crocs, Inc. (NASDAQ: CROX) announced today that Russell C. Hammer has resigned as Chief Financial Officer effective December 31, 2010 in order to join a Chicago based public company as its chief financial officer. A search for Mr. Hammer’s successor is underway.

President and Chief Executive Officer, John McCarvel, commented “I want to thank Russ for his many contributions and wish him well in his new role and location closer to his family. Looking forward, we are excited about both our near- and long-term growth prospects and I am very confident that the financial team we have in place is up to the task of managing the CFO responsibilities until a successor is found.”

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 120 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs™ footwear provides profound comfort and support for any occasion and every season.  All Crocs™ branded shoes feature Croslite™ material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs™ products are sold in 129 countries. Every day, millions of Crocs™ shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin, our management and information systems infrastructure; our ability to repatriate cash held in foreign locations in a timely and cost-effective manner; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; and the effect of potential adverse currency exchange rate fluctuations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

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